Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-141894 of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (EDENOR S.A.) (the "Company") of our report dated March 2, 2007 relating to the financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 (which expresses an unqualified opinion and includes explanatory paragraphs describing (a) the Federal Government ratified the Adjustment Agreement for the renegotiation of the concession agreement signed by the Company and approved the Company's new electricity rate schedule that will be effective for electricity consumption beginning as from February 1, 2007 (b) discontinuance of restating the financial statements for the effects of inflation and (c) that accounting principles generally accepted in the Buenos Aires City, Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America and that information relating to the nature and effect of such differences is presented in Note 34 to the financial statements), appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Co. S.R.L.
Buenos Aires City, Argentina
April 19, 2007
/s/ Deloitte & Co. S.R.L.
/s/ Daniel Horacio Recanatini

Daniel Horacio Recanatini
Partner

Deloitte & Co. S.R.L. - Registro de Soc. Com. CPCECABA - TO. 1 Folio 3	A member firm of Deloitte Touche Tohmatsu

Deloitte refers to one or more of Deloitte Touche Tohmatsu, a Swiss Verein, its member firms and their respective subsidiaries and affiliates. As a Swiss Verein (association), neither Deloitte Touche Tohmatsu nor any of its member firms has any liability for each other's acts or omissions. Each of the member firms is a separate and independent legal entity operating under the names "Deloitte," "Deloitte & Touche," "Deloitte Touche Tohmatsu," or other related names. Services are provided by the member firms or their subsidiaries or affiliates and not by the Deloitte Touche Tohmatsu Verein.